EXHIBIT 11



                            BDM INTERNATIONAL, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE DATA)



                                            THREE MONTHS ENDED
                                                MARCH 31,           YEARS ENDED DECEMBER 31,
                                            ------------------    -----------------------------
                                             1995       1994       1994       1993       1992
                                            -------    -------    -------    -------    -------
Income before cumulative effect and
extraordinary items......................   $ 3,334    $ 2,908    $13,078    $11,028    $ 9,454
Cumulative effect of accounting change...     --         --         --         --          (115)
Extraordinary items, net of taxes........     --         --         --           413      --
                                            -------    -------    -------    -------    -------
Net income...............................   $ 3,334    $ 2,908    $13,078    $11,441    $ 9,339
                                            -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------
Shares used for primary earnings per
  share:
  Weighted average shares outstanding....     9,434     11,944     10,417     11,561     11,065
  Dilutive effect of common stock
    equivalents--noncontingent stock
    options..............................       545        345        524        422        501
                                            -------    -------    -------    -------    -------
Total shares used for primary earnings
  per share..............................     9,979     12,289     10,941     11,983     11,566
                                            -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------
Earnings per share:
  Income before cumulative effect and
extraordinary items......................   $  0.33    $  0.24    $  1.20    $  0.92    $  0.82
                                            -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------
  Cumulative effect of accounting
    change...............................   $  0.00    $  0.00    $  0.00    $  0.00    $ (0.01)
                                            -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------
  Extraordinary items, net of tax........   $  0.00    $  0.00    $  0.00    $  0.03    $  0.00
                                            -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------
  Net income.............................   $  0.33    $  0.24    $  1.20    $  0.95    $  0.81
                                            -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------



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* Total shares used for fully diluted earnings per share do not differ materially from those used in calculating primary earnings per share.